Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer

(602) 286-1530

WESTERN REFINING LOGISTICS TO ACQUIRE

WHOLESALE BUSINESS FROM SPONSOR WESTERN REFINING

EL PASO, Texas – September 25, 2014 – In a joint statement today, Western Refining, Inc. (NYSE:WNR) and Western Refining Logistics, LP (NYSE:WNRL) announced that WNRL has entered into an agreement to acquire WNR’s southwest wholesale business for total consideration of $360 million which will be payable to WNR in a combination of cash and WNRL common partnership units. The transaction is expected to close on or about October 15, 2014.

WNR’s southwest wholesale business includes:

•	fuel sales of approximately 79,000 barrels per day (bpd) to third party customers and to WNR’s retail and unmanned cardlock locations

•	rapidly growing crude oil trucking operations in the expanding Permian and San Juan basins

•	a lubricant products distribution business

Upon closing, WNR and WNRL plan to enter into 10-year fuel supply and crude oil trucking agreements containing certain minimum volume commitments by WNR. The southwest wholesale business is expected to contribute EBITDA of approximately $40 million in 2015.

WNRL and WNR President and Chief Executive Officer, Jeff Stevens said, “We are committed to delivering consistent distribution growth to WNRL unit holders and this first acquisition is the next step in fulfilling that commitment. The wholesale drop down should provide a significant increase in EBITDA for WNRL. Western’s wholesale business has a long history of delivering profitable results and this transaction unlocks the value of that business and provides cash to WNR for future growth opportunities. This is a very positive step for the continued success of both organizations.”

The terms of the transaction were approved by WNR’s Board of Directors and the Board of Directors of the general partner of WNRL and its Conflicts Committee which is composed of independent directors. The Conflicts Committee was advised by Bracewell & Giuliani, its legal counsel, and Evercore Partners, its financial advisor. WNR was advised by Vinson & Elkins LLP, its legal counsel.

Non-GAAP Financial Measures

This press release includes the non-GAAP measure earnings before interest, taxes, depreciation and amortization (EBITDA). We believe certain investors and financial analysts use EBITDA to evaluate WNRL’s financial performance and compare WNRL’s performance to certain competitors. EBITDA is also included to help facilitate comparisons of the forecasted operating performance of the wholesale business to be acquired with other companies in our industry. The GAAP measure most directly comparable to EBITDA is net income. This non-GAAP measure should not be considered as an alternative to net income or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table reconciles forecasted net income to forecasted EBITDA for the wholesale business for the twelve months ended December 31, 2015 (in millions):

Forecasted 12 Months Ended Dec. 31, 2015
Net income	$36
Add: Depreciation and Amortization	4

EBITDA	$40

About Western Refining Logistics, LP

Western Refining Logistics, LP is a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines, and other logistics assets related to the terminalling, transportation, and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately eight million barrels of active storage capacity, and other assets in the Southwest US.

More information about Western Refining Logistics is available at www.wnrl.com.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 65% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about: the closing of WNRL’s acquisition of WNR’s wholesale business including the entrance into fuel supply and crude oil trucking agreements; the attractiveness of WNR’s wholesale business, and the benefits it will provide WNRL including its rapidly growing crude oil trucking operations and expected EBITDA contribution; the expansion in the Permian and San Juan basins; WNR’s ability to use cash to fund future growth opportunities; and WNR and WNRL’s anticipated future financial performance. These statements are subject to the general risks inherent in WNR’s and WNRL’s businesses and may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, each of WNR’s and WNRL’s business and operations involve numerous risks and uncertainties, many of which are beyond WNR’s and WNRL’s control, which could materially affect each of WNR’s and WNRL’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting each of WNR’s and WNRL’s business is contained in each of their respective filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and neither WNR nor WNRL undertakes any obligation to (and each expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.